Exhibit 99.1

First Foundation Inc. Appoints James Britton as Chief Financial Officer

DALLAS, Texas -- (BUSINESS WIRE) -- First Foundation Inc. (NASDAQ: FFWM) (“First Foundation”), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, is pleased to announce the appointment of James (“Jamie”) Britton as Executive Vice President, Chief Financial Officer, effective August 14, 2023. Reporting to Scott F. Kavanaugh, President and Chief Executive Officer, Mr. Britton will lead the financial operations teams for First Foundation and its subsidiaries.

“We are excited to have Jamie join the executive leadership team of First Foundation,” said Mr. Kavanaugh. “With his deep experience in corporate finance, operations, and investor relations, I am confident that he will advance our efforts as we navigate the current environment and continue to successfully implement strategic initiatives. I would also like to thank Amy Djou for her service as Interim Chief Financial Officer and look forward to her continued leadership as Senior Vice President, Chief Accounting Officer and Deputy Chief Financial Officer of First Foundation Bank.”

Mr. Britton brings over 25 years of experience and joins First Foundation from Texas Security Bank where he has been the Executive Vice President, Chief Financial Officer and Chief Operating Officer since March 2022. Prior, he served as Executive Vice President, Director of Corporate Finance and Director of Investor Relations for Texas Capital Bank (Nasdaq: TCBI), where from September 2013 to March 2022 he oversaw several functions, including strategic and financial planning, financial forecasting, and stress testing, as well as investor communications. He also served as Group Vice President, Capital Adequacy and Stress Testing for SunTrust Bank with responsibility for capital management, capital adequacy, and stress testing from June 2006 to September 2013. Mr. Britton began his career in Andersen Consulting’s/Accenture’s consulting practice supporting a range of clients before moving to banking.

Mr. Britton received his master of science degree in quantitative and computational finance (financial engineering) from the Georgia Institute of Technology, and a bachelor of science in mathematics from Arizona State University. He is a Chartered Financial Analyst (CFA®) charterholder.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com or connect with us on LinkedIn and Twitter.

Contacts

Shannon Wherry, Director of Corporate Communications, swherry@ff-inc.com, (469) 638-9642